EXHIBIT 99.1

Dividend Declared by Hampton Roads Bankshares

NORFOLK, Va., Oct. 26, 2007 (PRIME NEWSWIRE) -- The Board of Directors of Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads, declared a quarterly dividend in the amount of $0.11 per share on the company's common stock, payable on December 14, 2007, to shareholders of record as of November 15, 2007. This will be the company's 24th consecutive dividend payment.

The annualized dividend of $0.44 per share represents a 10% increase over the $0.40 per share dividend paid in the comparable period in 2006. Based on the company's current stock price, the dividend yield is 3.56%.

President and Chief Executive Officer Jack W. Gibson commented, "Hampton Roads Bankshares is enjoying a record year and we are very pleased to continue to share our financial success with our stockholders in the form of another dividend. Our Board is committed to enhancing the value of our shareholders' investments and a reliable, consistent dividend is a key component in helping us achieve that goal."

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiary is Bank of Hampton Roads, which opened for business in 1987. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates 17 banking offices in the Hampton Roads region of southeastern Virginia and is scheduled to open another this year. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Capital Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT: Hampton Roads Bankshares, Inc.
         Tiffany K. Glenn, Senior Vice President
           and Marketing Officer
         (757) 217-1000